Exhibit 10.23

Boise Cascade Company
Leadership Recognition Agreement

This Leadership Recognition Agreement (the “Agreement”) is made and entered into on January 18, 2019 (the “Award Date”), by and between Boise Cascade Company (the “Company”) and Wayne Rancourt (“you”) pursuant to the following terms:

1.	Definitions. For purposes of this Award, the following terms shall have the meanings stated below.

1.1	“Award” means the amount provided for in Section 2.

1.2	“Disciplinary Reasons” means disciplinary reasons as explained in Corporate Policy 7.1.

1.3	“Award Period” means the period from the Award Date through the Vesting Date.

2.	Award Amount. Your Award is $500,000.

3.
Vesting. The Award will vest on December 31, 2020 (the “Vesting Date”) if you remain employed by the Company through the Vesting Date and remain in your current role, or remain employed but relinquish the CFO position at the request of the Board of Directors as part of the Company’s succession process.

4.	Termination of Employment Prior to Vesting Date.

4.1
If you voluntarily terminate employment with the Company before the Vesting Date or if your employment with the Company is terminated for Disciplinary Reasons before the Vesting Date, the Award will be forfeited.

4.2
If your employment with the Company is terminated by the Company before the Vesting Date for reasons other than Disciplinary Reasons, including as a direct result of a reduction in force or as a direct result of a merger, reorganization, sale, or restructuring of all or part of the Company or a subsidiary, the Award will vest on the 60th day following your termination date, subject to the following:

4.2.1
The Company may, as a condition precedent to the vesting of the Award pursuant to this Section, require you to sign and not revoke a waiver and release in a form required by the Company, which waiver and release must become effective no later than the sixtieth day following termination of employment (or such earlier date as is provided in the release). If the waiver and release is not effective by the sixtieth day following termination of employment (or such earlier date as is provided in the release), the Award will be forfeited.

4.3
If your employment with the Company is terminated before the Vesting Date as a result of your death, or total and permanent disability (as determined in the sole discretion of the Company), a pro rata portion of the Award will vest immediately following your termination date. The pro rata portion of the Award will be calculated based on the number of days you were employed by the Company during the Award Period compared to the total number of days in the Award Period. Any unvested portion of the Award will be forfeited.

5.
Payment. The Award will be contributed to your account in the Company’s Deferred Compensation Plan (the Plan) effective as of the Award Date. Upon vesting, you are entitled to payment of the Award plus accrued interest and/or earnings. If any portion of the Award is forfeited, accrued interest and/or earnings on the forfeited portion of the Award is also forfeited. You acknowledge that subject to the terms of the Plan, you have 30 days from the Award Date to make a distribution election for the Award under the Plan and that if you fail to make a timely, valid election under the Plan, your Award will be distributed to you according to the terms of the Plan.

6.
Taxation. Upon vesting, the vested amount of the Award (and interest and/or earnings accrued on the vested amount of the Award through the date of vesting) will be subject to FICA taxation. You agree that the Company may collect FICA taxes due upon vesting of the Award from other wages paid to you and that if other wages are not sufficient or available, you will pay applicable FICA taxes to the Company. Federal and state income taxes will be due when distribution from the Plan occurs.

7.
At Will Employment. Nothing in this Agreement affects the at-will nature of your employment with the Company. Either you or the Company may end your employment relationship at any time and for any reason, without notice, although your decision to do so may adversely affect your entitlement to all or a portion of this Award.

8.
Miscellaneous. This Agreement (a) shall be construed in accordance with the internal laws (but not the laws of conflicts) of the State of Idaho, to the extent not preempted by federal law, (b) may be executed in multiple counterparts (including by facsimile or electronic transmission), all of which taken together shall constitute one and the same original, (c) may not be, nor may any of the rights or obligations of the parties hereto be, assigned by any party except with the prior written consent of the other party hereto, provided that the Company may assign its obligations to a successor that agrees to perform such obligations, (d) represents the complete understanding and agreement between the parties hereto with respect to the subject matter hereof, and (e) may not be amended without the written consent of both you and the Company.

You must sign this Agreement and return it on or before January 21, 2019, in order for the Award to be effective. If this Agreement is not received by January 21, 2019, the Award will be forfeited. Return your executed Agreement to: Erin Nuxoll, erinnuxoll@bc.com.

Boise Cascade Company                Wayne Rancourt

By: /s/ Erin Nuxoll                    /s/ Wayne Rancourt